Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Sue Neumann
314-656-5691
www.smurfit-stone.com

SMURFIT-STONE CEO AND CHAIRMAN OF THE BOARD PATRICK J. MOORE

ANNOUNCES PLANS TO RETIRE FOLLOWING CHAPTER 11 EMERGENCE

CREVE COEUR, Mo., and CHICAGO, December 22, 2009 – Patrick J. Moore, age 55, Smurfit-Stone Container Corporation Chairman of the Board and Chief Executive Officer, has notified the Board of Directors that he intends to retire within one year following the Company’s emergence from Chapter 11 proceedings.

Moore will continue to serve on the Board of Directors. The Company has filed amendments to its Plan of Reorganization documents in United States Bankruptcy Court that provides for a non-executive Chairman of the Board upon emergence from Chapter 11. It is anticipated that the new Board of the reorganized Company will designate a successor to Moore after the Company and its subsidiaries emerge from Chapter 11.

President and Chief Operating Officer Steven J. Klinger, will continue to serve in his current role as well as on the Company’s Board of Directors.

Moore said, “Steve and I will work together on an orderly, well planned transition. We remain fully committed to leading the Company to a successful emergence from our Chapter 11 restructuring. Throughout 2010, we will focus on a seamless leadership succession while profitably growing our business and leveraging the strong operational and financial foundation that our employees have worked so hard to build.”

Smurfit-Stone filed its Plan of Reorganization on December 1 and plans to emerge from restructuring proceedings in both the United States and Canada either late in the first quarter or early in the second quarter of 2010.

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Smurfit-Stone Container Corporation is one of the industry’s leading integrated containerboard and corrugated packaging producers, and one of the world’s largest paper recyclers. The company is a member of the Sustainable Forestry Initiative® and the Chicago Climate Exchange.  Smurfit-Stone generated revenue of $7.04 billion in 2008; has led the industry in safety every year since 2001; and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association.

Six CityPlace Drive, Creve Coeur, MO 63141   Phone: 314.656.5300   Web: smurfit-stone.com